For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)
Chief Operating Officer
(561) 227-1386

Chatham Lodging Updates RevPAR Forecast for Fourth Quarter Outperformance

Strong RevPAR Growth Across Portfolio, Boosted by Boston Area Demand

WEST PALM BEACH, Fla., January 10, 2019 - Chatham Lodging Trust (NYSE: CLDT), a lodging real estate investment trust (REIT) that invests in upscale, extended-stay hotels and premium-branded, select-service hotels and owns 137 hotels wholly or through joint ventures, today announced preliminary room revenue and room revenue per available room (“RevPAR”) results for the quarter ended December 31, 2018.

	Previous Q4 2018 Outlook as of 10/31/18	Current Q4 2018 Outlook as of 1/10/19
Room revenue	$65.5 to $67.0 million	$69 million
RevPAR	$119-$121	$125
RevPAR growth	-1% to +1%	4%

“We significantly outperformed our RevPAR expectations since our earnings announcement in October and produced strong fourth quarter RevPAR growth of 4 percent at our 40 comparable hotels,” highlighted Dennis Craven, Chatham’s chief operating officer. “Although we do not have our December net income results, we expect that our adjusted funds from operations (“AFFO”) and AFFO per share will exceed the upper-end of our guidance range. Demand jumped meaningfully at three of our Boston area hotels, driven by business related to the gas explosions in the north Boston area in September that displaced many residents. The room demand was expected to be short-term, but ultimately extended into December. Island Hospitality did a great job quickly assessing demand in the area and securing the business through its deep relationships in the market. These three hotels generated approximately $1.5 million in incremental room revenue in the quarter above our forecast.

“RevPAR grew 1.5 percent across our remaining 37 comparable hotels, solidly above our expectations for those hotels, and if you exclude our four Houston hotels where RevPAR declined 13 percent due to difficult comparisons to the prior year related to demand from Hurricane Harvey, fourth quarter RevPAR was up almost three percent. The overall portfolio performance is very encouraging, and the boost from our Boston hotels enabled us to produce an outstanding quarter and strong finish to 2018,” Craven concluded.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 137 hotels totaling 18,783 rooms/suites, comprised of 42 properties it wholly owns with an aggregate of 6,283 rooms/suites in 15 states and the District of Columbia and a minority investment in two joint ventures that own 95 hotels with an aggregate of 12,500 rooms/suites. Additional information about Chatham may be found at chathamlodgingtrust.com.